Exhibit 10.2

EXHIBIT D

RELEASE AND COVENANT NOT TO SUE

THIS RELEASE AND COVENANT NOT TO SUE is made as of this 26th day of March, 2018 (this “Release and Covenant”), by PASS CREEK RESOURCES LLC, a Delaware limited liability company (“Pass Creek”) and CORTLAND CAPITAL MARKET SERVICES LLC, a Delaware limited liability company, in its capacity as administrative agent (“Administrative Agent”) under the Credit Agreement (as defined in the Deed In Lieu Agreement (as defined hereinafter)) to and for the benefit of ENERJEX KANSAS, INC. (f/k/a Midwest Energy, Inc.), a Nevada corporation (“EnerJex Kansas”), BLACK RAVEN ENERGY, INC., a Nevada corporation (“Black Raven”), WORKING INTEREST, LLC, a Kansas limited liability company (“Working Interest”), ADENA, LLC, a Colorado limited liability company (“Adena”), KANSAS HOLDINGS, LLC, a Delaware limited liability company (“Kansas Holdings”) and BLACK SABLE ENERGY, LLC, a Texas limited liability company (“Black Sable”; together with EnerJex Kansas, Black Raven, Working Interest, Adena and Kansas Holdings, collectively, the “Borrowers”), ENERJEX RESOURCES, INC., a Nevada corporation (“Guarantor”) (Borrowers and Guarantor are hereinafter sometimes jointly referred to as the “Obligors”).

This Release and Covenant is being executed and delivered pursuant to that certain Deed in Lieu of Foreclosure Agreement dated as of March 26, 2018 (“Deed In Lieu Agreement”), by and among the Obligors, Administrative Agent and Pass Creek. Terms appearing as initially capitalized terms and not expressly defined herein shall have the respective meanings given them in the Deed In Lieu Agreement.

In consideration of the mutual covenants and agreements contained herein and in the Deed In Lieu Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pass Creek and Administrative Agent each hereby agree as follows:

1.                   Pass Creek and Administrative Agent, for themselves and their respective affiliates, successors and assigns (the “Covenantors”), do hereby covenant and agree not to sue or commence, assert, bring, file or continue in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, counterclaim, cross-claim, cross-complaint, third-party complaint or other pleading for any actions or causes of action of every kind and nature whatsoever, whether fixed or contingent, known or unknown, direct or indirect, and whether based on contract, tort, statute or other legal or equitable theory of recovery (“Claim” or “Claims”), which the Covenantors have had, have or hereafter may have against the Obligors, or any of their respective past, present or future affiliates, managers, members, partners, shareholders, officers, directors, affiliates, agents, employees, attorneys, legal representatives, successors or assigns (collectively, the “Borrower Related Parties”), with respect to, or in any way arising from, related to or connected with, the Properties, the Loan or the Loan Documents, except and specifically excluding the amounts owed as described on Schedule 1 attached hereto and made a part hereof (collectively the “Excluded Obligations”).

2.                   This Release and Covenant constitutes a release, satisfaction, and discharge of the indebtedness, obligations or liabilities evidenced or secured by the Loan documents, except and specifically excluding the Excluded Obligations.

3.                   Notwithstanding anything contained to the contrary set forth herein:

(a)	Neither this Release and Covenant nor the release set forth in Section 8(b) of the Deed in Lieu Agreement nor any of the other provisions hereof or of the Deed In Lieu Agreement nor any provision of applicable law shall be deemed to release, discharge or otherwise affect any of the agreements, representations, warranties, covenants, indemnities or other duties, obligations or liabilities of the parties hereto as set forth in or arising from the provisions of this Release and Covenant, the Deed In Lieu Agreement or the Closing Documents.

(b)	This Release and Covenant shall not constitute a release of or operate to release, satisfy, discharge or otherwise affect: (i) any action brought by the Administrative Agent or Pass Creek under the Loan Documents, at law or in equity for the purpose of obtaining from any Borrower title to the Properties or easement or other rights in the Properties, (ii) render ineffective or unenforceable Administrative Agent’s or Pass Creek’s right to foreclose the Mortgages or to pursue any of their other rights or remedies under the Loan Documents in any manner except that neither Administrative Agent nor Pass Creek shall have any right to pursue or obtain (except with respect to the Excluded Obligations) a deficiency and/or a personal judgment or award against the Obligors or any Borrower Related Party, (iii) otherwise affect the provisions of the Loan Documents, (iv) render ineffective or unenforceable Administrative Agent’s or Pass Creek’s right to collect any amounts due from any Obligor with respect to the Excluded Obligations, (v) render ineffective or unenforceable Administrative Agent’s or Pass Creek’s right to collect any amounts due from any Obligor with respect to any obligation to Administrative Agent or Pass Creek which is not related to the Loan, (vi) render ineffective or unenforceable Administrative Agent’s or Pass Creek’s right to enforce their respective rights under the Deed In Lieu Agreement or this Release and Covenant, or (vii) render ineffective or unenforceable Administrative Agent’s or Pass Creek’s right to collect any amounts due from any Obligor with respect to any obligation to Pass Creek or Administrative Agent which is not set forth in the Loan Documents.

(c)	This Release and Covenant shall not be deemed to release, discharge or otherwise affect the Excluded Obligations or any of the agreements, representations, warranties, covenants, indemnities or other duties, obligations or liabilities of the Obligors set forth in or arising from the provisions of the Deed In Lieu Agreement or the Closing Documents.

4.             Notwithstanding anything contained herein to the contrary, this Release and Covenant shall be null and void if:

(a)	any suit, action, claim or proceeding (i) to enjoin, rescind or otherwise set aside the Transfer of all or any portion of the Properties to Pass Creek and/or its designee or any other transactions consummated pursuant to the Deed In Lieu Agreement or the Closing Documents, (ii) to challenge the validity or enforceability of the Transfer of the Properties to Pass Creek and/or its designee or any of such other transactions, (iii) which might otherwise adversely affect the validity or enforceability of the Transfer of the Properties to Pass Creek and/or its designee or any of such other transactions arising from the Deed In Lieu Agreement, or (iv) brought by any shareholder, officer or employee of any of the Obligors or any unrelated third party against Pass Creek or Administrative Agent arising out of the Loan or the transactions contemplated pursuant to the Deed in Lieu Agreement or the Closing Documents (any such suit, action, claim or proceeding being hereinafter referred to as an “Adverse Proceeding”) has been or is commenced or made by or on behalf of the Obligors, the Borrower Related Parties or any of their respective successors or assigns; or

(b)	any Adverse Proceeding has been or is commenced or made by any person or entity other than the Obligors, the Borrower Related Parties, Pass Creek or its designee (a “Third Party”) and, as a result of such Adverse Proceeding, Pass Creek or its designee is obligated to convey (or reconvey, as the case may be) all or any portion of the Properties to one or more of the Obligors or to a receiver, trustee or other party for the benefit of the Obligors or any of their respective creditors; or

(c)	any Adverse Proceeding has been or is commenced or made by or on behalf of the Obligors, the Borrower Related Parties or any of their respective successors or assigns and, as a result of such Adverse Proceeding, Administrative Agent, Pass Creek or its designee suffers any loss, cost, damage or expense against which the Obligors fail to fully indemnify, defend and hold Administrative Agent, Pass Creek, its designee and their respective successors and assigns harmless as required under the terms of the Deed In Lieu Agreement; or

(d)	any Obligor files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law; or

(e)	the commencement of any involuntary petition in bankruptcy against any Obligor or the institution against any Obligor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law; or

(f)	any of Obligors’ representations or warranties contained in the Deed In Lieu Agreement are untrue, or the Obligors breach any of their respective obligations under the Deed In Lieu Agreement or under any of the Closing Documents.

5.             The Obligors hereby jointly and severally agree to indemnify, defend (with counsel reasonably satisfactory to Administrative Agent or Pass Creek, as applicable) and hold Administrative Agent, Pass Creek and their respective affiliates, employees, directors, officers, shareholders, attorneys, agents, successors and assigns harmless from and against any and all losses, damages, claims, liability, costs and expenses (including court costs and reasonable attorneys’ fees) that may be suffered or incurred by any such indemnitees as a direct or indirect result of or in connection with any Adverse Proceedings commenced by or on behalf of the Obligors or any of their respective successors or assigns.

6.             In the event of a conflict between any term or provision of the Deed In Lieu Agreement and any term or provision of this Release and Covenant, the term or provision of this Release and Covenant shall govern.

7.            The undersigned each represent and warrant that it has full power and authority to execute this Release and Covenant for and on behalf of Pass Creek or Administrative Agent (as applicable) and that this Release and Covenant is binding upon and enforceable against Pass Creek and Administrative Agent in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, this Release and Covenant Not To Sue has been signed and delivered as of the date first written above.

PASS CREEK:

PASS CREEK RESOURCES LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Release and Covenant Not to Sue]

ADMINISTRATIVE AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Release and Covenant Not to Sue]

Schedule 1

Excluded Obligations

Payment Summary	Payoff Amount
Credit Facility Amendment Fee (per First Amendment)	$70,000.00
Outstanding principal balance of Guarantor Note	$93,767.47
Outstanding Legal Fees and Expenses	$183,518.75
Credit Facility Net Revenue Repayments	$71,959.69
Payments Owed to Haas Petroleum (paid by Pass Creek)	$25,060.06
Fees owed to Cortland Capital Market Resources LLC	$6,250.00
Total Payment Obligations	$450,555.97

Schedule 1 to Release and Covenant Not to Sue